Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-135449) pertaining to the Koppers Holdings Inc. 2005 Long Term Incentive Plan;

(2)	Registration Statement (Form S-8 No. 333-200144) pertaining to the Koppers Holdings Inc. 2005 Long Term Incentive Plan,

(3)	Registration Statement (Form S-8 No. 333-211957) pertaining to the Koppers Holdings Inc. 2005 Long Term Incentive Plan; and,

(4)	Registration Statement (Form S-3 No. 333-215117) of Koppers Holdings Inc.

of our report dated February 29, 2016, except for the effect of adopting ASU 2015-03 as described in Note 3, as to which the date is January 13, 2017 with respect to the consolidated financial statements and schedule of Koppers Holdings Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2016.

/s/ ERNST & YOUNG LLP

Pittsburgh, Pennsylvania

February 24, 2017